MANAGEMENT AGREEMENT




                                     FOR THE




                       HARRAH'S-PLAYERS RIVERSIDE COMPLEX




                                 BY AND BETWEEN



                             RIVERSIDE JOINT VENTURE



                                       AND


                   HARRAH'S MARYLAND HEIGHTS OPERATING COMPANY



                             Dated: November 2, 1995

                              MANAGEMENT AGREEMENT

                                TABLE OF CONTENTS
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                                                                                                               Page
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
         ARTICLE 1
         DEFINITIONS............................................................................................  1
                  1.1      Definitions..........................................................................  1

         ARTICLE 2
         SCOPE OF AGREEMENT..................................................................................... 14
                  2.1      Subject Matter....................................................................... 14
                  2.2      Development.......................................................................... 14
                  2.3      Grant and Acceptance of Management Responsibility.................................... 14
                  2.4      Funding.............................................................................. 14

         ARTICLE 3
         TERM................................................................................................... 14
                  3.1      Term................................................................................. 14

         ARTICLE 4
         COVENANTS OF OWNER..................................................................................... 15
                  4.1      Licensing and Permitting............................................................. 15
                  4.2      Title/Quiet Enjoyment................................................................ 16

         ARTICLE 5
         PRE-OPENING............................................................................................ 16
                  5.1      Pre-Opening Budget................................................................... 16
                  5.2      Payment of Pre-Opening Expenses...................................................... 16
                  5.3      Pre-Opening Hiring and Training of Employees......................................... 17
                  5.4      Pre-Opening Inspection............................................................... 17
                  5.5      Opening.............................................................................. 17

         ARTICLE 6
         STANDARDS AND MANAGER'S CONTROL........................................................................ 18
                  6.1      Harrah's Operational Standards....................................................... 18
                  6.2      Manager's Obligations................................................................ 18
                  6.3      Owner's Obligations.................................................................. 20
                  6.4      Manager's Control.................................................................... 21

         ARTICLE 7
         OPERATION OF THE ENTERTAINMENT FACILITY................................................................ 21
                  7.1      Permits.............................................................................. 21
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                                     - ii -

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

                  7.2      Equipment and Supplies............................................................... 21
                  7.3      Employees............................................................................ 21
                  7.4      Marketing and Advertising............................................................ 23
                  7.5      Maintenance and Repairs.............................................................. 23
                  7.6      Capital Replacements/Improvements.................................................... 24
                  7.7      Emergency Expenditures............................................................... 24
                  7.8      Compliance with Legal Requirements................................................... 24

         ARTICLE 8
         FISCAL MATTERS......................................................................................... 25
                  8.1      Accounting Matters and Fiscal Periods................................................ 25
                  8.2      Operating Budget/Annual Plan......................................................... 26
                           8.2.1    Fiscal Authority and Constraint............................................. 26
                           8.2.2    Food and Beverage Pricing/Advertising and Marketing......................... 26
                           8.2.3    Compliance.................................................................. 26
                           8.2.4    Adjustment to Annual Plan................................................... 27
                  8.3      Bank Accounts........................................................................ 28

         ARTICLE 9
         FEES TO MANAGER........................................................................................ 29
                  9.1      Management Fees...................................................................... 29
                           9.1.1    Base Management Fee......................................................... 29
                           9.1.2    Incentive Management Fee.................................................... 29
                           9.1.3    Payment..................................................................... 30
                  9.2      Accounting Fee....................................................................... 30

         ARTICLE 10
         DISBURSEMENTS.......................................................................................... 30
                  10.1     Priority of Disbursements............................................................ 30
                  10.2     Adjustment to Bank Account........................................................... 30
                  10.3     Payment of Ownership Costs........................................................... 30
                  10.4     Payment of Sales and Other Operational Taxes......................................... 31

         ARTICLE 11
         HARRAH'S SERVICES...................................................................................... 31
                  11.1     Nature of Services................................................................... 31

         ARTICLE 12
         SYSTEM MARK SIGNS AND SYSTEM MARKS..................................................................... 32
                  12.1     Signs................................................................................ 33
                  12.2     Harrah's System Marks................................................................ 33
                  12.3     Litigation........................................................................... 34
                  12.4     Players' System Marks................................................................ 34
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
         ARTICLE 13
         INSURANCE.............................................................................................. 35
                  13.1     Insurance Coverage................................................................... 35
                  13.2     Failure to Obtain - Self Help........................................................ 35

         ARTICLE 14
         INDEMNITY AND RELATED MATTERS.......................................................................... 35
                  14.1     Scope................................................................................ 35
                  14.2     Defense.............................................................................. 36

         ARTICLE 15
         DAMAGE TO AND DESTRUCTION OF THE ENTERTAINMENT FACILITY................................................ 37
                  15.1     Obligation to Restore................................................................ 37
                  15.2     Termination Option................................................................... 37

         ARTICLE 16
         CONDEMNATION........................................................................................... 38
                  16.1     Termination.......................................................................... 38
                  16.2     Restoration and Continuation......................................................... 39

         ARTICLE 17
         DEFAULT AND TERMINATION................................................................................ 39
                  17.1     Events of Default.................................................................... 39
                  17.2     Termination/Damages.................................................................. 41

         ARTICLE 18
         NOTICES................................................................................................ 43
                  18.1     Procedure............................................................................ 43

         ARTICLE 19
         RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS............................................................ 44
                  19.1     Relationship......................................................................... 44
                  19.2     Contractual Authority................................................................ 44
                  19.3     Further Actions...................................................................... 44

         ARTICLE 20
         APPLICABLE LAW AND ARBITRATION......................................................................... 44
                  20.1     Scope................................................................................ 44
                  20.2     Arbitration.......................................................................... 45
                           20.2.1   Matters Subject to Arbitration.............................................. 45
                           20.2.2   The Accountants............................................................. 45
                           20.2.3   Arbitration Procedures...................................................... 46

         ARTICLE 21

                                     - iv -
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


SUCCESSORS AND ASSIGNS.......................................................................................... 46
                  21.1     Assignment by Manager................................................................ 47
                  21.2     Assignment or Transfer of Title by Owner............................................. 47
                  21.3     Binding Effect....................................................................... 48

ARTICLE 22
SHORT FORM OF AGREEMENT......................................................................................... 48
                  22.1      Memorandum of Agreement............................................................. 48

ARTICLE 23
FORCE MAJEURE................................................................................................... 48
                  23.1     Operation of Entertainment Facility.................................................. 48
                  23.2     Extension of Time.................................................................... 48

ARTICLE 24
TERMINATION..................................................................................................... 49
                  24.1     Surviving Obligations................................................................ 49
                  24.2     Termination/Expiration............................................................... 49

ARTICLE 25
GENERAL PROVISIONS.............................................................................................. 53
                  25.1     Authorization........................................................................ 53
                  25.2     Interest............................................................................. 53
                  25.3     Formalities.......................................................................... 53
                  25.4     Documents............................................................................ 53
                  25.5     Personal Service Contract............................................................ 53
                  25.6     Exhibits............................................................................. 53

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                                TABLE OF EXHIBITS

EXHIBIT A
Current Form of Operating Statement

EXHIBIT B
Permitted Exceptions

EXHIBIT C
Owner's Insurance Requirements

EXHIBIT D
Harrah's Financial Reporting and Accounting Policies Manual

EXHIBIT E
Short Form of Management Agreement

EXHIBIT F
Irrevocable Banking Instructions

EXHIBIT G
Pre-Opening Budget

EXHIBIT H
Variable Expenses

EXHIBIT I
Pre-Opening Account Funding Schedule

EXHIBIT J
Entertainment Facility Allocation Policies

EXHIBIT K
Harrah's Operational Standards

EXHIBIT L
Key Personnel

                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of the 2nd day of November, 1995, by and between RIVERSIDE JOINT VENTURE, a Missouri general partnership (hereinafter referred to as "Owner"), and HARRAH'S MARYLAND HEIGHTS OPERATING COMPANY, a corporation organized and existing under the laws of the State of Nevada, with principal offices at 219 North Center Street, Reno, Nevada (hereinafter referred to as "Manager");

                                   WITNESSETH:

     WHEREAS, Owner is desirous of having Manager operate Owner's Entertainment Facility to be constructed on the Site; and

     WHEREAS, Manager is desirous of operating the Entertainment Facility;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 Definitions. As used herein the following terms shall have the respective meanings indicated below:

          (a)  Accountants - the accounting firm selected pursuant to Article
               20.2.2 of this Agreement.

          (b)  Accounting Fee - as defined in Article 9.2.

          (c)  Adjusted Gross Revenues - Gross Revenues less:

                    (i) any gratuities or service charges added to a customer's bill;

                    (ii) any credits or refunds made to customers, guests or
                         patrons, provided that any refunds made pursuant to invocation of Harrah's 100% guaranty by any customer of the Entertainment Facility shall be an Operating Cost rather than an adjustment to Gross Revenues;

                   (iii) any sums and credits (other than those already
                         excluded from Gross Revenues) received by Owner for lost or damaged merchandise;

                    (iv) any sales taxes, excise taxes, use taxes, gross
                         receipts taxes, admission taxes, entertainment taxes, tourist taxes or charges, and similar charges required by law to be collected from patrons or guests or as part of the sale price for goods, services or entertainment which must be remitted to governmental authorities;

                    (v) any proceeds from the sale or other disposition of the Entertainment Facility, Furnishings and Equipment or other assets;

                    (vi) any fire and extended coverage insurance proceeds or
                         other insurance proceeds payable in connection with any casualty loss (except for business interruption, increased cost of operations, use, occupancy or similar insurance proceeds);

                   (vii) any condemnation awards (except awards for temporary takings [i.e., condemnations of twelve (12) months or less]); and

                  (viii) any proceeds of financing or refinancing of the
                         Entertainment Facility.

     (d) Annual Plan - the Annual Plan adopted by Owner pursuant to Section 7(l) of Owner's Partnership Agreement, as modified from time to time.

     (e) Architect - Wittenberg, Delony & Davidson, Inc.; 320 West Capital Avenue, Suite 840; Little Rock, Arkansas, 72201.

     (f) Authorized Mortgage - mortgage(s), deed(s) of trust, security agreements, or other forms of agreements securing payment of indebtedness, the proceeds of which are used solely to construct, improve, restore, or repair the Entertainment Facility, with a lien or equivalent security interest against the Entertainment Facility.

     (g)  Bank Account(s) - as defined in Article 8.3(a).

     (h)  Base Management Fee - as defined in Article 9.1.1.

     (i) Building - all buildings, structures and improvements to be located on the Site and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures and improvements as a hotel having 300 guest rooms, more or less, each with bath, and entertainment complex (including,

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          without limitation, heating, lighting, sanitary, air-conditioning, laundry, refrigeration, kitchen, elevator and similar items), and all:

          (i)    restaurants, bars, banquet, meeting and other public areas;

          (ii)   commercial space, including concessions and shops;

          (iii)  storage and service areas; (iv) health club facilities;

          (v)    parking facilities;

          (vi)   office facilities;

          (vii)  permanently affixed signage; and

          (viii) other buildings, facilities and appurtenances, as may now or hereafter, replace, be attached to and form a part of the Building or otherwise be located on the Site;
          but excluding:

          (i) the Excursion Gambling Boats; and

          (ii) the Excursion Gambling Support Facilities.

(j) Capital Replacement - any alteration or addition to, or rebuilding or renovation of the Building, including any addition to and replacement of Furnishings and Equipment, the cost of which is capitalized and amortized, rather than being expensed.

(k) Compensation - the direct salaries and wages paid to, or accrued for the benefit of any employee, including incentive compensation, together with all fringe benefits payable to or accrued for the benefit of such executive or other employee, including employee meals, employer's contribution under F.I.C.A., unemployment compensation or other employment taxes, pension fund contributions, workers' compensation, group life, accident and health insurance premiums and costs, and profit sharing, severance, retirement, disability and other similar benefits. It is anticipated that: (i) Manager will lease employees to Harrah's (LLC) (which, as tenant under an Operating Lease, will operate Excursion Gambling Boats and Excursion Gambling Boat Support Facilities); (ii) certain employees will perform

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     services for both the Entertainment Facility and such Excursion
     Gambling Boats and Excursion Gambling Boat Support Facilities ("Shared Employees"); and (iii) the Compensation line item of each Operating Budget will include an allocated portion of Compensation of Shared Employees. If Owner determines that the use of Shared Employees is not cost effective, it shall be entitled, by written notice to Manager, effective ninety (90) days after the date of its receipt, to have all employees of the Entertainment Facility, work solely at the Entertainment Facility, and all employees of the Excursion Gambling Boat(s) and Excursion Gambling Boat Support Facilities operated by Harrah's (LLC) work solely thereat. In such event:
     (i) the Operating Budget for the Fiscal Year within which such change is effected shall, without the need for further approval by Owner, be automatically increased to include additional Compensation occasioned by the elimination of sharing of Shared Employees; and (ii) any administrative or supervisory services performed jointly for the Entertainment Facility and such Excursion Gambling Boats shall thereafter be an Administrative Service Fee established under Article 11.1(a), and Owner shall, in the event of a dispute, be entitled, by notice to Manager given, within ten
     (10) days after notice from Manager to Owner of any such Operating Budget increase, to arbitrate under Article 20.2 both: (i) the reasonableness of Manager's determination of (x) the number and (y) Compensation of additional employees required to exclusively serve the Entertainment Facility; and (ii) the reasonableness of the amount of any Administrative Service Fee established under Article 11.1(a).

(l) Completion - the date upon which Manager receives (i) an architect's certificate from the Architect or any replacement architect having responsibility for the supervision of construction, equipping and furnishing of the Entertainment Facility and the connection of the Excursion Gambling Boats thereto, certifying that the Entertainment Facility, Excursion Gambling Boats and Excursion Gambling Support Facilities, including all private and public areas, have been fully constructed, substantially in accordance with the Plans and Specifications;
     (ii) a
     permanent or temporary certificate of occupancy from the government authority or authorities pursuant to whose jurisdiction the Entertainment Facility and Excursion Gambling Boats and Excursion Gambling Support Facilities have been constructed, permitting the use and operation of all portions of the Entertainment Facility, Excursion Gambling Boats and Excursion Gambling Support Facilities in accordance with this Agreement; and (iii) certificates of such professional designers, inspectors or consultants or opinions of counsel, as Manager may determine to be appropriate, verifying construction and furnishing of the Entertainment Facility, Excursion Gambling Boats and Excursion Gambling Support Facilities in compliance with all Legal Requirements. The qualification of the Entertainment Facility as "Complete" shall not limit the obligation of Owner to complete any items or correct any deficiencies noted by the Architect or Manager at the time of Pre-Opening Inspection, or thereafter discovered.

(m)  Defaulting Party - as defined in Article 17.1.

(n) Deficiencies - any failure: (i) of the Entertainment Facility, Excursion Gambling Boats and/or Excursion Gambling Support Facilities to be constructed in substantial compliance with the Plans and Specifications; or
     (ii) of the hotel portion of the Building to be equipped with Furnishings and Equipment, Operating Equipment or Operating Supplies that comply with Harrah's Operational Standards.

(o) Department - those general divisional categories shown in the Annual Plan (e.g. rooms department or food department), but shall not mean or refer to the subcategories (e.g. linen replacement and uniforms) appearing in each such divisional category.

(p) Development Period - the period between the Effective Date and the Opening Date.

(q)  Effective Date - November 3, 1995.

(r) Emergency - any condition or state of affairs involving any of the following, or the imminent threat of any of the following: (i) personal injury to a significant number of the guests or employees of the Entertainment Facility; (ii) damage to or destruction of the structural integrity and/or function of the Entertainment Facility, or any material portion thereof or system therein; and (iii) closure of the Entertainment Facility or any material portion thereof by any governmental agency or authority. An Emergency shall automatically terminate upon the termination or resolution of such actual or threatened condition(s).

(s) Entertainment Facility - a collective term for the Site, the Building, the Furnishings and Equipment, the Operating Equipment and the Operating Supplies.

(t)  Event of Default - as defined in Article 17.1.

(u) Excursion Gambling Boats - the boats, ferries or other floating facilities located adjacent to or within the Building (including, without limitation, the Excursion Gambling Boat Support Areas) and licensed by the Missouri Gaming Commission (or its successor) for the conduct of gambling games (as defined from time to time by Mo.R.S.ss.ss.313.800, et seq.). There shall be two (2) Excursion Gambling Boats on the Site, one operated by Players (or its permitted assignee), and one operated by Manager (or its permitted assignee); both under lease from Owner pursuant to an Operating Lease.

(v) Excursion Gambling Support Facilities - those portions of the Building set aside for use as: (i) a gift shop; (ii) offices; (iii) a ticketing facility; or (iv) a specialty restaurant, serving each of the Exclusion Gambling Boats, and separately leased to the owners pursuant to an Operating Lease.

(w)  Fiscal Period, Fiscal Month, Fiscal Quarter, Fiscal Year - as defined in
     Article 8.1(c).

(x) Furnishings and Equipment - all furniture, furnishings and equipment (excepting Operating Equipment) required for the operation of the Entertainment Facility in accordance with the standards set forth in this Agreement, including, without limitation:

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     (i)  guestroom furnishings and equipment such as beds, bureaus, mirrors, desks, televisions, chairs, sofas and other items required by Harrah's Operational Standards;

     (ii) office furnishings and equipment;

    (iii) specialized equipment necessary for the operation of any portion of the Building as an Entertainment Facility, including equipment for kitchens, laundries, dry cleaning facilities, cocktail lounges, restaurants, public rooms, commercial and parking facilities, and recreational facilities; and

     (iv) all other furnishings and equipment hereafter located and installed in or about the Building which are used in the operation of the Building as a hotel in accordance with the standards set forth in this Agreement.

(y) Gross Revenues - all revenues and income of any nature derived directly or indirectly from the Entertainment Facility or from the use or operation thereof, including without limitation room sales, food and beverage sales, telephone, telegraph, satellite or cable video and telex revenues, gift shop sales, parking sales, and the actual cash proceeds of business interruption, increased cost of operation, use, occupancy or similar insurance.

(z) Ground Lease - that certain ground lease of a portion of the Site (described therein) by and between Harrah's (LLC) and Owner dated November 3, 1995, to be evidenced by a short form of ground lease to be recorded in the public records of St. Louis County, Missouri.

(aa) Harrah's (LLC) - Harrah's Maryland Heights LLC, a Delaware limited liability company.

(ab) Harrah's (Maryland) - Harrah's Maryland Heights Corporation, a Nevada corporation.

(ac) Harrah's Operational Standards - those rules of operation and other operational standards and policies, all as may be amended or modified from time to time by Manager, which are applied to the operation of hotels and entertainment facilities in the Harrah's System. Harrah's Operational Standards currently in effect for the

     Entertainment Facility are attached as Exhibit K. Certain of Harrah's Operational Standards, designated as "Minimum Standards" on Exhibit K (the "Minimum Standards"), shall not be reduced to a lesser standard of quality or quantity, as the case may be, than is set forth in Exhibit K. Modifications of Harrah's Operational Standards shall be advised to Owner no less than thirty (30) days before they become effective. Any Furnishings and Equipment, Operating Equipment or Operating Supplies specified by Manager for inclusion in the Entertainment Facility shall be deemed, while in new condition, to comply with Harrah's Operational Standards then in effect. The interpretation and application of Harrah's Operational Standards by Manager shall be binding upon Owner for all purposes unless arbitrary or capricious. Harrah's Operational Standards shall be adopted and amended for all hotels in the Harrah's System of like character and market on a non-discriminatory basis.

(ad) Harrah's Services - as defined in Article 11.

(ae) Harrah's System - a collective term for the services provided to the public by Harrah's Las Vegas, a Nevada corporation, and Manager's Affiliates, through operation or license of facilities under the name Harrah's(R).

(af) Harrah's System Marks - the name and mark Harrah's(R), and all other service marks, trademarks, copyrights, tradenames, patents or similar rights or registrations now or hereafter held or applied for in connection therewith.

(ag) Hotel Revenues - Adjusted Gross Revenues derived from room sales and sales of telephone, telegraph, satellite or cable video and telex, room service or other incidental charges incurred by hotel guests and charged to their hotel room folio.

(ah) Impositions - shall mean and include:

     (i) all ad valorem taxes, water and sewer use charges or assessments, stand pipe charges and assessments, or other charges or assessments imposed upon the real and personal property comprising the Entertainment Facility; and

     (ii) any other charge or assessment imposed by governmental or quasi governmental authority or by any other entity empowered by law to assess charges against the Entertainment Facility, with or without lien rights for the enforcement thereof, including, without limitation: (A) regular and special assessments payable to the Howard Bend Levee District for administration, maintenance and improvement of levees; and (B) special assessments payable to the City of Maryland Heights for the payment of annual principal and interest on bonds issued to finance extension of the Earth City Expressway.

(ai) Incentive Management Fee - as defined in Article 9.1.2

(aj) Index - the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items, (1982-84=100), or any successor or replacement index thereto. If the Index shall, after the date hereof, be converted to a different standard reference base or shall otherwise be revised, any determination hereunder which uses the Index shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics, or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information. If the Index shall cease to be published, then for the purpose of this Agreement there shall be substituted for the Index such other similar index as Manager shall reasonably determine which measures changes in the relative purchasing power of United States currency over the term of this Agreement.

(ak) Institutional Investor or Institutional Lender - an Institutional Investor, as defined in Owner's Partnership Agreement.

(al) Interest Rate - the Prime Rate as defined in Owner's Partnership Agreement.

(am) Key Personnel - as defined in Article 5.3.

(an) Legal Requirements - as defined in Article 7.8.

(ao) Licenses and Permits - as defined in Article 4.1.

(ap) Management Fee(s) - as defined in Article 9.1.

(aq) Manager's Affiliate - Harrah's Entertainment, Inc., and any of its direct or remote wholly-owned subsidiaries, determined at the time of application of the contract provision using this term.

(ar) Minimum Balance - the amount of cash which Manager, from time to time, determines to be necessary to pay estimated Operating Costs of the Entertainment Facility for each such succeeding Fiscal Month during the Term, plus any reserves that Manager determines to be necessary to pay Operating Costs (or Ownership Costs paid by Manager under this Agreement) that are paid less frequently than monthly or on a non-recurring basis.

(as) Non-Defaulting Party - as defined in Article 17.1.

(at) Opening Date - the date upon which Manager first opens the Entertainment Facility to the public and commences business thereat. The parties shall confirm the Opening Date in an amendment to this Agreement.

(au) Operating Agreements - all agreements for the delivery of goods and/or services to the Entertainment Facility.

(av) Operating Budget - the Budget adopted by Owner as part of its Annual Plan, pursuant to Section 7(l) of Owner's Partnership Agreement, as modified from time to time.

(aw) Operating Costs - the following costs and expenses charged as a cost of operation under Standard Accounting Principles:

     (i) the cost of replacement of Operating Supplies and Operating Equipment in the ordinary course of Entertainment Facility operations;

     (ii)  the cost of Compensation;

     (iii) the cost of advertising and promotion for the Entertainment Facility;

     (iv)  the cost of employee training programs;

     (v)   the cost of utilities and energy;

     (vi) the fees for Licenses and Permits required for the operation of the Entertainment Facility;

     (vii) all expenditures made by Manager for maintenance and repairs to keep the Entertainment Facility in good condition and repair pursuant to
            Article 7.5;

     (viii) the Management Fees (Base Management Fee and Incentive Management Fee payable pursuant to Article 9);

     (ix)   the Accounting Fee payable pursuant to Article 9.2; and

     (x)    Service Fees payable pursuant to Article 11.1.

(ax) Operating Cost Savings - as defined in Article 9.1.2.

(ay) Operating Equipment - all equipment other than Furnishings and Equipment required for the operation of an Entertainment Facility, including chinaware, glassware, linens, silverware, utensils, uniforms, and all other similar items.

(az) Operating Lease - as defined in Owner's Partnership Agreement.

(ba) Operating Supplies - food and beverages and other consumable items used in the operation of an Entertainment Facility, such as fuel, soap, cleaning materials, matches, stationery and all other similar items.

(bb) Owner's Accountant(s) - the certified public accounting firm selected by Owner under Owner's Partnership Agreement.

(bc) Owner's Partnership Agreement - that certain general partnership agreement dated November 2, 1995 by and between Players and Harrah's (Maryland), as same may be amended from time to time by Players and Harrah's (Maryland).

(bd) Ownership Costs - shall be defined as:

     (i) debt service (interest and principal) relating to the Entertainment Facility, whether unsecured or secured by any mortgage or deed of trust;

     (ii)  Impositions;

     (iii) construction and Capital Replacement and improvement expenditures under Articles 2.2, 7.5, 7.6, 15 and 16;

     (iv)  audit, legal and other professional or special fees;

     (v)   insurance premiums;

     (vi) costs of leasing or purchasing any Furnishings and Equipment or other goods incorporated into or used in connection with the Entertainment Facility;

     (vii) uninsured liabilities relating to injury to persons or property incurred by Manager in connection with the operation of the Entertainment Facility; and

     (viii) such other costs or expenses which are normally treated as capital expenditures under Standard Accounting Principles.

(be) Permitted Exceptions - (i) any Authorized Mortgage; (ii) liens for Impositions not yet delinquent; (iii) undetermined or inchoate liens or charges for labor or materials supplied to the Entertainment Facility in connection with the construction or operation thereof, which have not been filed or recorded in the public records and the payment for which is not yet delinquent; and (iv) easements, restrictions, rights of way or other title matters which do not, in the aggregate or individually, impair the use of the Entertainment Facility for its intended purpose or adversely affect the amount of fees payable to Manager hereunder. Permitted Exceptions shall, without limiting the foregoing, include all of those matters listed in Exhibit B to this Agreement.

(bf) Plans and Specifications - a collective term for all designs, layouts, drawings, plans, specifications and decor and concept themes pertaining to the Entertainment Facility which are prepared by Owner. Until modified with approval of Harrah's (Maryland) and Players, the Plans and Specifications shall mean the Plans and Specifications identified in Exhibit E to Owner's Partnership Agreement.

(bg) Players - Players MH, L.P., a Missouri limited partnership.

(bh) Players' Affiliate(s) - Players International, Inc. and any of its direct or remote subsidiaries, determined at the time of application of the contract provision using this term.

(bi) Players' License - that certain License Agreement of even date herewith, pursuant to which Players has authorized the use of the Players' System Marks by Manager and Owner for the purpose of identifying and advertising the Entertainment Facility.

(bj) Players' System Marks - all service marks, trademarks, copyrights, tradenames, patents, or similar rights or registrations now or hereafter held or applied for in connection with the operation of casinos or hotels by Players International, Inc. and Players' Affiliates.

(bk) Pre-Opening Account - as defined in Article 5.2.

(bl) Pre-Opening Budget - the budget of Pre-Opening Expenses for the Entertainment Facility attached as Exhibit G.

(bm) Pre-Opening Expenses - expenses which Manager anticipates to be necessary or desirable in order to prepare the Entertainment Facility for opening to the public, including without limitation, cash for disbursements, initial Operating Equipment and Operating Supplies, hiring, relocation, training and housing of employees (whether on or off Site), advertising and promotion, office overhead and office space (whether on or off Site), and travel and business entertainment (including opening celebrations and ceremonies), but excluding all other Construction Costs (as defined in Owner's Partnership Agreement), including, without limitation, Furnishings and Equipment, whether or not included in the Cost Budget of Owner (as defined in the Owner's Partnership Agreement).

(bn) Pre-Opening Inspection - as described in Article 5.4.

(bo) Present Value - shall mean the present value of the stream of Management Fees payable hereunder had there had been no Event of Default, computed using a reasonable per annum discount rate, compounded semi-annually from the respective dates upon which Management Fees would be paid; determined by agreement between Players and Manager or by arbitration pursuant to
     Article 20.

(bp) Service Fees - as defined in Article 11.

(bq) Site - the Project Site as defined in Owner's Partnership Agreement.

(br) Standard Accounting Principles - the Uniform System of Accounts for Hotels (Eighth Revised Edition 1986) adopted by the Hotel Association of New York

     City, Inc. and the American Hotel & Motel Association, as further revised from time to time, or to the extent not therein addressed, United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles board of the American Institute of Certified Public Accountants, and statements and pronouncements of the financial Accounting Standards Board, or in the event such Accounting Principles Board and Financial Accounting Standards Board are no longer in existence or no longer publish such principles, opinions and statements, in such other opinions, statements and pronouncements of such other entity as is approved by a significant element of the accounting profession. Standard Accounting Principles shall be applied in the manner set forth in Harrah's Financial Reporting and Accounting Policies Manual, a copy of which is attached at Exhibit D.

(bs) Term - as defined in Article 3.1.

(bt) Variable Expenses - the expenses identified in Exhibit H.

(bu) Year - each twelve (12) month period following the Opening Date.

                                    ARTICLE 2
                               SCOPE OF AGREEMENT

2.1 Subject Matter. The subject matter of this Agreement is the Entertainment Facility to be constructed, furnished and equipped by Owner on the Site. The Entertainment Facility is to be operated under the name and style Riverport Casino Center, and the hotel to be constructed within the Entertainment Facility (the "Hotel") is to be operated under the name and style Harrah's(R)- Riverport Casino Center Hotel.

2.2 Development. Owner agrees that it shall, at its sole cost, acquire and maintain fee simple title or a leasehold estate pursuant to the Ground Lease, as the case may be, to the Site and provide for and complete construction, furnishing and equipping of, the Entertainment Facility, Excursion Gambling Boats and Excursion Gambling Support Facilities, as the case may be, and deliver to Manager, for management and operation, the completed Entertainment Facility.

2.3 Grant and Acceptance of Management Responsibility. Owner grants to Manager the sole and exclusive right to supervise and direct pre-opening activities and, following the Opening

Date, the management and operation of the Entertainment Facility for the account of Owner subject to the terms of this Agreement. Manager accepts said grant and agrees that it will supervise and direct the management and operation of the Entertainment Facility subject to the terms of this Agreement.

2.4 Funding. Owner agrees to provide all funds, both initially and throughout the term of this Agreement, as shall be necessary to perform and satisfy Owner's covenants and responsibilities under this Agreement.


                                    ARTICLE 3
                                      TERM

3.1 Term. The term ("Term") of this Agreement shall begin on the Effective Date and shall continue until December 31, 2005. Manager shall have the option to extend the term for fourteen (14) consecutive periods of five (5) years each. Manager shall be deemed to have exercised its option to extend the term of this Agreement for each extension period unless it shall have delivered to Owner written notice to the contrary at least one hundred twenty (120) days prior to the date of expiration of the then current period of the term. The word "Term" shall mean the initial term and all extension periods exercised or deemed to have been exercised by Manager, provided that, solely for the purpose of determining damages pursuant to Article 17 of this Agreement and measurement of loss for loss of income insurance purposes, the word "Term" shall mean the initial period plus all possible extension periods, whether or not then exercised by Manager. The Term of this Agreement may be terminated in the event that Manager's rights are acquired by Players and payment therefor is made pursuant to the provisions of Owner's Partnership Agreement, or this Agreement is terminated for the reasons set forth herein.

                                    ARTICLE 4
                               COVENANTS OF OWNER

4.1 Licensing and Permitting. Owner shall, on or before the Opening Date, have obtained, and throughout the Term, shall maintain all necessary enabling legislation and governmental and local authority decrees, acts, orders, consents, licenses and permits, including without limitation, restaurant and alcoholic beverage licenses required to enable Owner to own the Entertainment Facility, and Manager to operate the Entertainment Facility (including without limitation, all guest rooms, health club facilities, entertainment facilities, parking facilities, kitchens, laundry, restaurant, and alcoholic beverage facilities), excluding any such Licenses that are required, by applicable Legal Requirements, to be applied for and held by Manager (collectively, the "Licenses and Permits"). Manager shall, on or before the Opening Date, have obtained and throughout the Term shall manage all Licenses and Permits required to be obtained and maintained by Manager. Owner and Manager shall use their best efforts to obtain a 3:00 A.M. alcoholic beverage license for the Entertainment Facility.

4.2 Title/Quiet Enjoyment. Owner represents and covenants that it has acquired fee simple title to or leased the Site pursuant to the Ground Lease, and, throughout the Term, will maintain, fee simple title and its leasehold estate pursuant to the Ground Lease, in the Entertainment Facility, Excursion Gambling Boats and Excursion Gambling Support Facilities, as the case may be, subject only to the Permitted Exceptions and the provisions of Article 21.2 of this Agreement. Owner covenants, during the Term, that Manager shall and may peaceably and quietly operate the Entertainment Facility in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any other person or entity. Owner shall, at Owner's expense, undertake and prosecute all actions, judicial or otherwise, required to assure such quiet and peaceable operation by Manager.

                                    ARTICLE 5
                                   PRE-OPENING

5.1 Pre-Opening Budget. Exhibit G is the Pre-Opening Budget for the Entertainment Facility approved by Owner. Manager is authorized, for and on behalf of Owner and at Owner's expense, to take all actions which it deems necessary or desirable to implement, perform or cause the performance of the items identified in the Pre-Opening Budget. Expenditures in excess of the Pre-Opening Budget shall be made only with the prior written approval by Owner of a modification to the Pre-Opening Budget.

5.2 Payment of Pre-Opening Expenses. Owner shall, at the time of commencement of construction of the Entertainment Facility, establish a bank account, pursuant to a Banking Resolution in the form attached as Exhibit F, (the sole signatories of which shall be designees of Manager) in the amount of THREE HUNDRED THOUSAND and 00/100 DOLLARS ($300,000)

(the "Pre-Opening Account"). Thereafter, the Pre-Opening Account shall be funded according to the schedule attached as Exhibit I. Manager shall pay Pre-Opening Expenses from the Pre-Opening Account, and may pay such amount, if funds in the Pre-Opening Account should be exhausted, from its own funds, on behalf of Owner. Owner shall, in such case, reimburse the Pre-Opening Account or Manager, as the case may be, on demand, for all amounts paid from the Pre-Opening Account or from Manager's own funds (together with interest on any portion thereof advanced by Manager from its funds at the Interest Rate plus eight percent (8%) per year from the date of advancement until the date of repayment). All Pre-Opening Expenses advanced or incurred by Manager shall be itemized, scheduled and submitted to Owner along with each demand for payment. Reimbursement shall be made by Owner to Manager within ten (10) days after the date of submission of each such schedule.

5.3 Pre-Opening Hiring and Training of Employees. Manager agrees, at
Owner's cost, to recruit, relocate, hire and train employees to manage and operate the Entertainment Facility in accordance with Harrah's Operational Standards. To the extent pre-completion occupancy is permitted by applicable insurance policies and Licenses and Permits for the Building, pre-opening recruiting, hiring and training may be conducted at the Entertainment Facility during the Development Period (unless and until Owner determines and advises Manager in writing that such activities unreasonably interfere with the Completion of the Entertainment Facility) and employees involved in such recruiting, hiring and training may be housed at the Entertainment Facility. The persons holding positions of employment identified in Exhibit L (collectively, "Key Personnel") and all department heads, such as department engineer, head housekeeper, front office manager and other similar employees, may be hired and assigned to the Entertainment Facility at such time during the Development Period as Manager, in its discretion, deems necessary.

5.4 Pre-Opening Inspection. A pre-opening inspection (the "Pre-Opening Inspection") shall be conducted jointly by Owner and Manager upon Completion to detect and to note any Deficiencies. Owner agrees to take all measures reasonably necessary to remedy any Deficiencies as promptly as practicable following the Pre-Opening Inspection, but in all events, within the time established by any governmental regulatory authority or insurance underwriter.

5.5 Opening. Owner shall determine the Opening Date of the Entertainment
Facility.

                                    ARTICLE 6
                         STANDARDS AND MANAGER'S CONTROL

6.1 Harrah's Operational Standards. Manager shall operate the Entertainment Facility in accordance with Harrah's Operational Standards, but only if required funds are made available by Owner, and, provided that, if Harrah's Operational Standards are violative of Legal Requirements, Legal Requirements shall be the controlling standard.

6.2 Manager's Obligations. Manager shall have the obligation and the sole and exclusive authority, throughout the Term, to:

(a) hire, supervise, establish levels of Compensation for, negotiate collective bargaining agreements with (if applicable), establish labor polices with respect to, and discharge (as it deems appropriate), all employees at the Entertainment Facility, as more particularly provided in Article 7.3;

(b) determine the terms of guest admittance to the Entertainment Facility, provided that in making such determination, Manager shall endeavor to treat each of the Operating Lease lessees, and any guests, customers or patrons referred by either of them, on an equal and non-discriminatory basis applying the policies set forth in Exhibit J.

(c) implement the advertising and marketing plan for the Entertainment Facility described in the Annual Plan:

(d) select suppliers of goods and services for the Entertainment Facility (except with respect to the construction, equipping and furnishing of the Entertainment Facility and Capital Replacements or improvements which shall be undertaken by Owner, as more particularly provided in Articles 2.2, 7.6, 15 and 16 of this Agreement);

(e) control and manage the Bank Accounts established by Owner for the Entertainment Facility, as more particularly provided in Article 8.3;

(f) perform operational accounting (but not ownership accounting) for the Entertainment Facility, as more particularly provided in Article 8.1;

(g) retain and supervise legal counsel and other professional consultants, as Manager may deem necessary and proper to the performance of this Agreement;

(h) supervise and effect, or cause to be effected maintenance and repairs, pursuant to Article 7.5;

(i) enter into, on Owner's behalf, and as Owner's authorized agent, any contracts necessary or convenient to the accomplishment of this Agreement and any leases of the Entertainment Facility that are approved by Owner;

(j) collect and disburse Gross Revenues of the Entertainment Facility on behalf of Owner, as more particularly provided in Article 10;

(k) operate the Entertainment Facility in accordance with the Minimum Standards; and

(l) develop and implement Emergency procedures for the Entertainment Facility, Excursion Gambling Boats, and Excursion Gambling Boat Support Facilities and for obtaining approval for said procedures from the Bridgeton-Pattonville Terrace Fire District, the Maryland Heights Police Department and other appropriate public safety agencies. In this regard, Manager may assume the role of "Executive Command" in the event of an Emergency and supervise and implement Emergency procedures. Players' personnel will provide necessary assistance to the Manager in the execution of its duties as Executive Command. At no time will Players change, modify, add to or delete any element of the Manager's Emergency procedures without written approval from the Manager. During an Emergency, Players will be subordinate to Manager, and at no time, with regard to Emergency procedures, will Players' personnel countermand, disregard or fail to execute a directive from the Manager. Manager's Emergency procedures shall terminate, as to any particular Emergency, upon the cessation of such Emergency. Manager shall have the option, at its election, and authority to:

     (a) supervise and effect or cause to be effected any Capital Replacements or improvements required by any emergency condition or Legal Requirements, as provided in Articles 7.7 and/or 7.8; or

     (b)  make any other expenditures required of Owner under this Agreement;

and in both such cases, to recover, as a reimbursable expense, the cost thereof with interest from the date of advancement to the date of repayment at the Interest Rate from Owner on demand. Manager shall in no event be obligated to expend its funds or incur any liability in the performance of its obligations under this Agreement, and Manager's obligations shall be excused to the extent that: (i) Owner fails to provide all funds required for Manager to perform such obligations within the time period provided by this Agreement; or
(ii) performing this Agreement would require Manager to incur any liability; or
(iii) if any act or omission of Owner impairs the ability of Manager to perform any obligation under this Agreement.

6.3 Owner's Obligations. Owner shall have the sole responsibility and obligation throughout the Term, unless Players and Harrah's (Maryland), as partners of Owner, unanimously elect not to do so, to:

(a) provide all funds required by Manager for the operation of the Entertainment Facility, as and when required by this Agreement;

(b) except for transfers permitted by Article 21.2, maintain good and sufficient record and marketable fee simple title and leasehold estate pursuant to the Ground Lease, as the case may be, to the Entertainment Facility, and assure Manager's quiet enjoyment of the Entertainment Facility, free from all exceptions other than Permitted Exceptions and free from interference by any party having rights under any Permitted Exception;

(c) obtain, maintain, pay for and provide evidence to Manager of all insurance required by Article 13;

(d) construct, equip, furnish, refurbish, reconstruct and improve the Entertainment Facility as from time to time required by the terms of this Agreement (including, without limitation, Articles 2.2, 7.6, 15, and 16);

(e) obtain and maintain all Licenses and Permits required for its continued legal existence, authorization to conduct business, ownership of the Entertainment Facility, and continued operation of all facilities at the Entertainment Facility, as more particularly provided in Article 4.1;

(f) pay all Impositions assessed against the Entertainment Facility as same become due and before any action is commenced to enforce the collection or foreclosure of the lien thereof;

(g) pay all indebtedness from time to time encumbering or relating to the Entertainment Facility as and when same becomes due and payable and before any action is commenced against Manager, Owner, or the Entertainment Facility for the nonpayment thereof;

(h) enforce all agreements in effect for the benefit of the Entertainment Facility, including the Permitted Exceptions which, if not enforced, may have an adverse effect upon Manager's enjoyment of Manager's rights or Manager's ability to perform Manager's obligations under this Agreement; and

(i) establish the Operating Budgets and Annual Plans (as well as all modifications thereto) in a timely manner.

6.4 Manager's Control. Manager will have uninterrupted control over the day to day operation of the Entertainment Facility. Owner agrees not to interfere or involve itself in any way with the day-to-day operation of the Entertainment Facility.

                                    ARTICLE 7
                     OPERATION OF THE ENTERTAINMENT FACILITY

7.1 Permits. Manager agrees to use all reasonable efforts within its control to comply with any conditions or requirements set out in or imposed by law in connection with any Hotel Licenses and Permits, for so long as the expense of such compliance shall be paid for by Owner.

7.2 Equipment and Supplies. Manager shall be responsible and authorized to obtain, on behalf of Owner and at Owner's cost, subject to the fiscal limitations of this Agreement, all Operating Supplies, Operating Equipment and alcoholic beverage inventories necessary or advisable in connection with the operation of the Entertainment Facility, except that Owner shall be solely responsible to supply initial Operating Supplies, Operating Equipment and Furnishings and Equipment, and such Capital Replacements as from time to time are required to comply with Harrah's Operational Standards.

7.3 Employees

(a) Authority of Manager. Manager will hire, supervise, direct, discharge and determine the Compensation and terms of employment of all employees working in the Entertainment Facility. Manager, in the exercise of its discretion, is to be the sole judge of the fitness and qualification of all employees and is vested with absolute discretion in the hiring, supervising, directing, discharging and determining the Compensation of all employees. All employees, other than any employees who are, by Legal Requirement or any License or Permit, required to be in the employ of Owner, shall be employed by Manager. Owner shall not interfere with or give orders or instructions to any employees at the Entertainment Facility. Manager shall be the sole and exclusive bargaining agent with respect to all collective bargaining agreements and other employee matters with full power and authority to negotiate collective bargaining agreements (which may extend beyond the Term and exceed the Compensation authorized by the then current Annual Plan) and to settle all employee grievances and claims. Owner shall not be entitled to participate in labor negotiations or claims. Manager will, however, keep Owner advised of the results of such negotiations and claims. Owner shall have the right to approve any collective bargaining agreement which may be negotiated, so long as such approval does not interfere with Manager's rights, as exclusive bargaining agent, and Manager's obligation to bargain in good faith with a labor organization. Manager will provide Owner copies of any rulings or settlements which may be entered into.

(b) Employee Discount. Employees of Manager who are not based in Maryland Heights may be provided with complimentary rooms and food whenever said employees are on the premises or in the vicinity of the Entertainment Facility performing services for the Entertainment Facility as an Operating Cost of the Entertainment Facility. Housing for the Director of Hotel Operations and his family, whether on or off Site, shall be at Manager's election and shall be an Operating Cost of the Entertainment Facility. Further, the Director of Hotel Operations and his family, if living on-Site, shall be granted complimentary food and beverages when such is customary in Manager's practice and policy. Manager shall be entitled to extend discounted or complimentary rooms to employees of Manager, Manager's Affiliates, Players' and Players' Affiliates, on a non- discriminatory basis, in accordance with Manager's customary practices, provided that complimentary rooms shall not be given to any such employee if such action would be likely, at the time approved, to displace a customer.

(c) Employee Cost Indemnity. Owner shall be solely responsible for and shall pay, reimburse, indemnify, defend and hold Manager harmless from and against any and all expenses, costs, liabilities and claims related or incidental to any employees at the Entertainment Facility (including, by way of example only, all salaries, vacation, sick leave, severance or termination benefits, pension plan liabilities, savings and retirement plan contributions, workers' compensation benefits or claims, health, disability or life insurance contributions, state, federal or local payroll or other employer paid or collected taxes, injury, discrimination, back pay, grievance or wrongful termination awards and any other costs and benefit for Entertainment Facility employees (however designated), unless caused by the gross negligence or wilful misconduct of Key Personnel.

(d) Professional Consultants. The cost, fees, compensation or other expenses of any persons engaged by Owner to perform duties of a special nature, related to the Entertainment Facility, such as attorneys, accountants and the like (whether independent contractors or employees of Manager or Manager's Affiliates), shall be an Operating Cost, and in each instance, the Operating Budget shall automatically increase by the amount of such cost.

7.4 Marketing and Advertising. Manager shall, and is authorized to, advertise and promote the business of the Entertainment Facility, and implement and supervise the advertising and marketing program therefor adopted by Owner as part of the Annual Plan.

7.5 Maintenance and Repairs

     Manager shall make or cause to be made all ordinary repairs and maintenance, as well as maintain, repair replace or add all Operating Equipment and Operating Supplies, in the normal and ordinary course of operation of the Entertainment Facility, including, without limitation, any such repairs, maintenance, replacement or addition as shall be required to comply with Harrah's Operational Standards.

7.6 Capital Replacements/Improvements. Owner shall effect and expend such amounts for all Capital Replacements and improvements as shall be required, in the course of operation of the Entertainment Facility, to maintain the Entertainment Facility in compliance with all Legal Requirements, and, to the extent not violative of Legal Requirements, Harrah's Operational Standards, including, without limitation, Manager's recommended programs for renovation, modernization and improvement intended to keep the Entertainment Facility competitive in its market. Design and installation of Capital Replacements shall be effected in a time period and subject to such conditions as Manager may establish to minimize interference with or disruption of ongoing Entertainment Facility operations.

7.7 Emergency Expenditures. If Manager determines that an Emergency exists, Manager is authorized to take all steps and to make all expenditures from the Bank Accounts, as it deems necessary to repair and correct any such condition, regardless whether provisions have been made in the Annual Plan for any such expenditures, and the cost thereof shall be paid as an Operating Cost or, if Gross Revenues are insufficient to repay such expenditure in the Fiscal Month when it is made, reimbursed by Owner, on demand, and in each instance, the Operating Budget shall automatically increase by the amount of such cost.

7.8 Compliance with Legal Requirements. If, at any time, repairs to or additions, changes or corrections in the Entertainment Facility of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer ("Legal Requirements"), such repairs, additions, changes or corrections may, whether or not provided for in the Annual Plan, be made by or at the direction of Manager if not made by Owner in time to avoid any fine or adverse consequence to the operation of the Entertainment Facility and paid for from the Bank Accounts, and the cost thereof shall be paid as an Operating Cost or, if Gross Revenues are insufficient to repay such expenditure in the Fiscal Month when it is made, reimbursed by Owner, on demand, and in each instance, the Operating Budget shall automatically increase by the amount of such cost.

                                    ARTICLE 8
                                 FISCAL MATTERS


8.1 Accounting Matters and Fiscal Periods

(a) Complete and accurate books and records reflecting Entertainment Facility operations shall be kept by Manager in accordance with Standard Accounting Principles and shall be maintained either at the Entertainment Facility or at the national or any regional office of Manager or Manager's Affiliate, at Manager's option. Owner shall be solely responsible to maintain ownership level books and accounts reflecting Ownership Costs, the costs of Owner's sales and marketing programs, and Owner's tax and accounting matters. Owner's Accountant(s) shall have the right and privilege of examining the books and records maintained by Manager during normal working hours (Monday-Friday) upon no less than forty eight (48) hours advance written notice.

(b) A certified audit of the Entertainment Facility operations shall (at Owner's election to be effected by written notice to Manager given on or before the end of any Fiscal Year) be performed within ninety (90) days after the end of such Fiscal Year, and upon termination or expiration of this Agreement. Such audit shall be performed by Owner's Accountants. The determination of such accounting shall, unless appealed to arbitration by Manager, be conclusive and binding on the parties as to all matters properly addressed thereby, and Owner and/or Manager shall, promptly upon receipt thereof, adjust between them, any over or underpayment made or received by either of them, as the case may be, during the audited period. The cost of accounting services delivered in connection with such audit shall be an Ownership Cost.

(c) The fiscal accounting periods (the "Fiscal Periods") for the Entertainment Facility shall be the calendar year ("Fiscal Year"), calendar quarter ("Fiscal Quarter"), and calendar month ("Fiscal Month"). On or before the twenty-fifth (25th) day of the calendar month next following the close of a Fiscal Month, Manager shall furnish Owner with a detailed operating statement setting forth the results of Entertainment Facility operations. There is attached hereto as Exhibit A a form of the operating statement currently utilized by Manager which reflects the results of the prior Fiscal Month of operations as well as the cumulative fiscal year-to-date results of operations. The form of the operating statement may be modified from time to time by Manager at its discretion, so long as it remains consistent with Standard Accounting Principles.

8.2 Operating Budget/Annual Plan

     8.2.1 Fiscal Authority and Constraint. The Annual Plan and Operating Budget for the Entertainment Facility shall be that adopted by Owner pursuant to
Section 7(l) of Owner's Partnership Agreement and shall, when adopted, establish and limit Manager's authority to expend monies for the Entertainment Facility, except as otherwise provided in this Article.

     8.2.2 Food and Beverage Pricing/Advertising and Marketing. Owner and Manager recognize that administration of: (i) hotel room pricing; (ii) food and beverage menu pricing; and (iii) marketing and promotion; of the Entertainment Facility often require prompt adjustment to changing circumstances, including without limitation, availability of new products and services, changes in public tastes, changes in the costs of goods and services, and changes in the competitive environment. In order to facilitate flexibility in the administration of such features of the Annual Plan, Owner delegates to Manager and the general manager of Players' Operating Lease premises, the authority, by joint written agreement, to modify such elements of an Annual Plan without need for a meeting or further approval under Owner's Partnership Agreement.

     8.2.3 Compliance. Manager shall be permitted to reallocate part or all of the amount budgeted by an Operating Budget with respect to any line item to another line item in the same Department, but may not reallocate from one Department to another Department. Manager shall also be entitled to make expenditures not authorized under the then applicable Annual Plan to pay for:

(a)  emergencies as provided in Article 7.7;

(b)  compliance with Legal Requirements as provided in Article 7.8;

(c) the actual cost of any utilities, fuel, Licenses or Permits, insurance required by this Agreement or otherwise secured by Owner, or Impositions;

(d) uninsured liabilities, including without limitation, uninsurable claims (such as employee claims, environmental and civil rights claims), the amount of any uninsured or deductible portion of any insured claim, and any assessments relating to health or other insurance programs having cost-plus or self insurance features;

(e) additional Compensation due pursuant to any collective bargaining agreement negotiated with a union;

(f)  additional Ownership Costs incurred by Owner after approval of an Annual
     Plan;

(g)  any deficiencies assessed by a taxing authority;

(h)  additional costs permitted by Article 8.2.4;

and in each such instance, the amount of the Operating Budget shall automatically increase by the amount of such cost.

     8.2.4 Adjustment to Annual Plan. If Manager encounters circumstances which require unbudgeted and unexpected expenditures not foreseen at the time of preparation of the Annual Plan and which Manager deems reasonably necessary, in addition to and without limiting the instances described in Article 8.2.3, and including, without limitation, expenditures that Manager deems necessary for the continued operation of the Entertainment Facility in accordance with Harrah's Operational Standards, as determined by Manager, in good faith, Manager may, without Owner's approval, make such expenditures for so long as the same will not, based upon Manager's reasonable expectations, cause Manager to exceed one hundred and five percent (105%) of the amount budgeted for any Department or, if greater, with respect to Variable Expenses for any Department, such Variable Expenses will not, based upon Manager's reasonable expectations, cause Manager to exceed an amount such that the ratio of the amount so expended to the revenues of the affected Department exceeds the ratio (expressed as a percentage) of the Variable Expenses budgeted to the revenues forecasted, rounded up to the next full percentage point. If Manager expects that such future expenditures will cause Manager to exceed (i) one hundred and five percent (105%) of the amount budgeted for such Department or, if greater, (ii) an amount such that the ratio of the amount of Variable Expenses so expended to the revenues of a Department will exceed the ratio (expressed as a percentage) of the Variable Expenses budgeted to the revenues of such Department forecasted, rounded up to the next full percentage

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point, Manager shall have the right, from time to time during such Fiscal Year;
to submit a revision to the Operating Budget contained within the Annual Plan to Owner for approval. Owner will review all proposed revisions to an Operating Budget in the same manner as the Operating Budget contained within the initial Annual Plan. If Owner shall disapprove or raise any objections to any items contained in revisions to an Operating Budget, Manager shall be entitled to arbitrate such disapproval or obligations under this Agreement.

8.3 Bank Accounts

(a) Owner shall establish account(s) in its name at a bank (with retail offices in the immediate geographic vicinity of the Entertainment Facility) (the "Bank Account(s)") as Manager determines to be necessary or convenient for the operation of the Entertainment Facility. Manager's designees shall be the only signatories authorized to draw upon the Bank Account(s). Before the Opening Date, Owner shall deposit in the Bank Account(s) ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000) (the "Minimum Balance"). This Minimum Balance shall serve as working capital for Entertainment Facility Operating Costs and Impositions. The Minimum Balance may be increased by Manager, at any time during the first twelve (12) Fiscal Months after the Opening Date, to reflect unanticipated working capital needs revealed by the experience of actual Entertainment Facility operations, and again at the time of each anniversary of the Opening Date. Owner shall furnish Manager immediately, upon demand, with sufficient funds to make up any deficiency in the Minimum Balance (as so adjusted).

(b) Manager shall have absolute control of the Bank Account(s). All Gross Revenues of the Entertainment Facility shall pass through the Bank Accounts.

(c) Manager shall be entitled to maintain separate or commingled payroll accounts or petty cash funds and to make payments therefrom as customary in Manager's business practices.


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
                                    ARTICLE 9
                                 FEES TO MANAGER

9.1 Management Fees. The Management Fees shall have two components: (i) a Base Management Fee, as described in Article 9.1.1; and (ii) an Incentive Management Fee as described in Article 9.1.2.

     9.1.1 Base Management Fee. Owner agrees to pay to Manager a base management fee (the "Base Management Fee") equal to three percent (3%) of Hotel Revenues. The Base Management Fee shall be paid monthly, in arrears, following the Opening Date, on the first day of the immediately ensuing Fiscal Month.

     9.1.2 Incentive Management Fee. Owner agrees to pay Manager an incentive management fee (the "Incentive Management Fee") based upon the success of Manager in operating the Entertainment Facility in a manner which results in Operating Costs not exceeding the amount set forth within the Operating Budget for such Fiscal Year taken as a whole, and not on a line item or Departmental basis, as the same may be modified pursuant to this Agreement (either by amendment or by increase to include any unbudgeted costs [pursuant to Articles 7.7, 7.8, 8.2.3 and/or 8.2.4] expended by Manager pursuant to the authority of this Agreement). The Incentive Management Fee shall equal the greater of: (i) one percent (1.0%) of Hotel Revenues or (ii) fifty percent (50%) of the Operating Cost savings realized by Manager, measured by the difference between
(x) the actual Operating Costs incurred by Manager in the operation of the Entertainment Facility for each Fiscal Year and (y) the authorized Operating Cost of the Entertainment Facility for such Fiscal Year established by the Operating Budget adopted pursuant to Section 7(l) of Owner's Partnership Agreement, modified as provided in Articles 7.7, 7.8, 8.2.3 and/or 8.2.4 of this Agreement (such difference being the "Operating Cost Savings"). The Incentive Management Fee shall be earned and paid annually, within 10 days after Manager's close of the accounting books and records for the Entertainment Facility for such Fiscal Year. In the case of any partial Fiscal Year, the Operating Budget shall be prorated equitably and actual Operating Costs shall include only those reasonably allocable to the portion of such Fiscal Year that the Entertainment Facility was operated by Manager, which allocation shall be determined by arbitration under this Agreement if Owner and Manager do not agree.

     9.1.3 Payment. Manager shall be authorized to pay the Management Fee (as well as the

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Accounting Fee provided for in Article 9.2, Service Fees provided for in Article
11 and any other amounts payable to Manager pursuant to the terms of this Agreement) to itself directly by withdrawal from the Bank Account. The
Management Fee, Accounting Fee, Service Fees, and reimbursable amounts for the final Fiscal Month of the Term shall be paid on or before termination.

9.2 Accounting Fee. Owner shall pay to Manager an annual accounting fee
(the "Accounting Fee") equal to ONE HUNDRED THIRTY THOUSAND DOLLARS ($130,000) per Fiscal Year. This fee shall compensate Manager for the performance of operations and fixed asset accounting and reporting required by this Agreement. The Accounting Fee shall be payable in equal monthly installments, in arrears, at the time of each payment of the Management Fee. The Accounting Fee shall be increased annually, at the time of each anniversary of the Effective Date, to reflect increases in the Consumer Price Index from the Effective Date to the date of adjustment.

                                   ARTICLE 10
                                  DISBURSEMENTS

10.1 Priority of Disbursements. As and when received by Manager, Gross Revenues shall be deposited in the Bank Account(s) created pursuant to Article 8.3 of this Agreement. There shall, in turn, be disbursed by Manager, from the Bank Account, all Operating Costs and Impositions for the Entertainment Facility (including, without limitation, Ownership Costs which Manager may pay under this Agreement), as bills are received for payment or amounts become due, and to the extent funds are adequate and available.

10.2 Adjustment to Bank Account. After the disbursements pursuant to
Article 10.1, and establishment of any reserves for future disbursements as Manager deems necessary, taking into account anticipated cash flow from, and Operating Costs at, the Entertainment Facility, any excess funds remaining in the Bank Account over the Minimum Balance shall monthly be disbursed to Owner. Correspondingly, and without limiting Owner's obligation to, at all times, provide any funds required by this Agreement, any deficiency of the Bank Account below the Minimum Balance shall immediately be provided by Owner.

10.3 Payment of Ownership Costs. Owner shall pay for all Ownership Costs
(and, should Gross Revenues be insufficient to pay for same, all Operating Costs as provided in Article 10.2)

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as same become due and payable and before any interest or penalty may attach for non-payment thereof or action be commenced against the Entertainment Facility, Owner or Manager for enforcement thereof.

10.4 Payment of Sales and Other Operational Taxes. Manager shall be responsible to file all necessary returns and remit from Gross Revenues to the governmental authorities having jurisdiction over the Entertainment Facility, all sales taxes, excise taxes, use taxes, gross receipts taxes, admission taxes, entertainment taxes, tourist taxes and similar taxes and charges required by law to be collected from patrons or guests as part of the sales price for goods, services or entertainment at the Entertainment Facility. Manager or Owner may contest the amount of any such taxes, provided that no penalty, interest, lien or other detriment to Owner, Manager or the Entertainment Facility results. Manager shall have no liability for the payment of any fines, penalties, interest or other charges ("assessments") for any under or over payment or miscalculation of such taxes unless caused by the gross negligence or wilful misconduct of Manager's Key Personnel charged to administer such payments, recognizing that the manner of calculating and reporting such taxes is often vague and subject to broad administrative discretion. All costs of any tax contest and all assessments of such taxes or charges shall be Ownership Costs under this Agreement.

     Owner shall pay to Manager any sales, gross receipts or similar tax imposed upon Manager, calculated on any payment or payments to Manager required of Owner under this Agreement, unless the tax is an alternative to an income tax otherwise payable by Manager. Any such payment shall be made at the time of each payment to Manager, or, if not so paid, within ten (10) days of any request by Manager therefor.

                                   ARTICLE 11
                                HARRAH'S SERVICES

11.1 Nature of Services. The services described in this Article 11.1 ("Harrah's Services") shall be provided by Manager and accepted by Owner, with individual charges ("Service Fees") to accrue commencing as of the Opening Date. It is understood that the Service Fees for Harrah's Services shall be due and payable monthly and shall be subject to increase or decrease as hereinafter set forth. The presently established charges are listed below in connection with each service to be provided:

(a) Administrative Service Fee - If and to the extent that common services are provided to the Entertainment Facility and to the Excursion Gambling Boats of Harrah's (LLC) following termination of the use of Shared Employees pursuant to Article 1.1(k), including by way of example, supervisory services, executive management, or administrative services such as check processing or accounting, then the cost of such services shall be established in the Operating Budget as an Administrative Service Fee, rather than as Compensation. If such event occurs in the course of a Fiscal Year, as contemplated by Article 1.1(k), then the Operating Budget shall automatically be increased to include the amount of such Administrative Service Fee agreed between Owner or Manager, or if not agreed within the first thirty (30) days of the ninety (90) day period described in Article 1.1(k), by Arbitration under Article 20 (in which case only the amount agreed by Owner shall be effective pending such arbitration, subject to retroactive adjustment, with interest at the Interest Rate plus eight percent (8.0%), if a higher Administrative Service Fee is approved by the Arbitrator).

(b) Reservation Fee: $2.50 per guest room reservation at the hotel made through Harrah's telephone reservation system, increased annually on each anniversary of the Effective Date to reflect increases in the Consumer Price Index from the Effective Date to the date of adjustment. The Reservation Fee charged under this Agreement will be no more than the prevailing charge to participating Harrah's hotels.

                                   ARTICLE 12
                       SYSTEM MARK SIGNS AND SYSTEM MARKS

12.1 Signs. Owner agrees to install and maintain, subject to applicable
Legal Requirements: (i) all Harrah's System Mark signs, Operating Equipment and Operating Supplies; and (ii) all Players' System Mark signs, Operating Equipment and Operating Supplies as provided in Section 7(m) of Owner's Partnership Agreement. The hotel at the Entertainment Facility shall be identified as the Harrah's(R)-Riverport Casino Center Hotel. Stationery and front desk signage shall indicate that the hotel is owned by a general partnership, whose partners are Players and Harrah's (Maryland). Owner is solely responsible for all costs of purchasing, leasing, transporting, constructing and/or installing the required Harrah's System Mark signs, Operating Equipment and Operating Supplies, Players' System Mark signs, Operating Equipment and Operating Supplies, as well as for all costs of dismantling and removing such signs at the end of the term or earlier termination hereof.

12.2 Harrah's System Marks. It is understood that no rights or interests in the name Harrah's(R) or any other Harrah's System Marks are being granted by this Agreement. Owner agrees to recognize the exclusive right of ownership of Harrah's Las Vegas in and to Harrah's System Marks. Manager agrees that the hotel within the Entertainment Facility will, from and after the Opening Date, and subject to Owner's compliance with all of its obligations under this Agreement, be operated by Manager under the Harrah's(R) brand name utilizing Harrah's System Marks. Manager represents that, as a wholly owned subsidiary of Harrah's Las Vegas, it has the right to use Harrah's System Marks in connection with the hotel. Owner acknowledges and agrees that the use of the Harrah's System Marks in connection with the operation and management of the Entertainment Facility is vested solely in Manager. Owner disclaims any right or interest in Harrah's System Marks, regardless of the legal protection afforded thereto. Owner covenants that, in the event of expiration or termination of this Agreement, whether as a result of default by Manager, Owner or otherwise, Owner shall not, without the express prior written consent of Harrah's Las Vegas, hold itself out as, or continue operation of the Entertainment Facility using the Harrah's System Marks, and that, unless Harrah's Las Vegas shall have so consented to the continued use thereof, Harrah's Las Vegas and its designated contractors may enter the Entertainment Facility and may, at Owner's expense, remove all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or may hereafter be connected or identified with the Harrah's System or bear Harrah's System Marks. Upon the expiration or earlier termination of this Agreement for any reason, Owner shall likewise remove and discontinue the use of any and all items of Operating Equipment and any Operating Supplies that bear any Harrah's System Mark.

Owner shall not convey such property to any person or entity unless such person or entity is specifically authorized in writing by Harrah's Las Vegas (whether under license from Manager or otherwise) to use property bearing any Harrah's System Marks.


     Owner shall not use the name Harrah's(R), any other Harrah's System Mark, or any variant thereof in the name of any partnership, corporation or other business entity, nor allow the use thereof by others, without the express prior written consent of Harrah's Las Vegas. Owner shall not make reference to the name "Harrah's", any other Harrah's System Mark, or any variant thereof, directly or indirectly, in connection with a public sale or private placement of securities or other comparable means of financing without obtaining, in each instance the prior written approval of Harrah's Las Vegas.

12.3 Litigation. Owner and Manager agree that, in the event Owner and/or
Manager is or are the subject of any litigation or action brought by any party seeking to restrain the use by Owner or Manager, or either of them, of any Harrah's System Mark used by Manager for or on or in connection with the Entertainment Facility, any such litigation or action shall be defended entirely by and at the expense of Manager or Harrah's Las Vegas, notwithstanding that Manager or Harrah's Las Vegas may not be named as a party thereto. Owner shall not have the right to bring suit against any user of any of the Harrah's System Marks. In all cases, the conduct of any suit, whether brought by Manager or instituted against Owner and/or Manager or Harrah's Las Vegas shall be under the absolute control of counsel to be nominated and retained by Manager or Harrah's Las Vegas, notwithstanding that Manager may not be a party to such suit. Manager agrees and covenants to defend and hold Owner harmless from and to indemnify Owner against any judgments or awards of any court or administrative agency of competent jurisdiction, whether such awards be in the form of damages, costs or otherwise, imposed against Owner and arising from the use by Manager of any Harrah's System Marks or similar rights or registrations for or on or in connection with the Entertainment Facility in accordance with the terms of this Agreement.

12.4 Players' System Marks. Manager's and Owner's right to use the Players' System Marks at the Entertainment Facility shall be subject to the terms and conditions of the Players' License.

Owner and Manager agree to perform all of their respective obligations under the Players' License.

                                   ARTICLE 13
                                    INSURANCE

13.1 Insurance Coverage. Owner agrees to procure and maintain, at its expense and at all times during the term hereof, all insurance coverage required by Exhibit C attached hereto and made a part hereof.

13.2 Failure to Obtain - Self Help

     If Owner should, at any time, fail to obtain or maintain all insurance required by this Article 13, or to provide Manager with satisfactory evidence that such insurance remains in full force and effect, then, without limiting Manager's other remedies for such default, Manager shall be entitled to secure substitute insurance, and the cost thereof shall, immediately upon demand, be paid as an Operating Cost or, if Gross Revenues are insufficient to any such expenditure in the month when made, reimbursed by Owner to Manager on demand.

                                   ARTICLE 14
                          INDEMNITY AND RELATED MATTERS

14.1 Scope

(a) Owner agrees to indemnify and hold Manager and its officers, directors, employees, agents or independent contractors ("Indemnified Persons") free and harmless from any liability for injury to persons or damage to property by reason of any cause whatsoever, either in and about the Entertainment Facility or elsewhere, including, without limitation, any such loss, cost or damage occurring as a result of the performance of this Agreement by Manager, its agents, employees or independent contractors, irrespective of whether negligence on the part of any Indemnified Person is involved, provided, however, that, as to Shared Employees, this indemnification shall only extend to acts or omissions of such individuals occurring while they are engaged in the performance of work for the Entertainment Facility.

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(b)  Owner agrees to reimburse each Indemnified Person, upon demand, for any money or other property which such Indemnified Person is required or authorized by this Agreement to pay out for any reason whatsoever, whether the payment is for Operating Costs, Ownership Costs or any other costs, charges or debts incurred or assumed by an Indemnified Person, Owner or any other party, or for judgments, settlements or expenses in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against an Indemnified Person, Owner and/or others, jointly or severally, affecting or because of the condition or use of the Entertainment Facility or other areas, or acts or failure to act of an Indemnified Person, Owner, employees, agents or independent contractors of Owner, or arising out of or based upon any Legal Requirement, contract or award (including without limitation any such matter relating to the hours of employment, working conditions, wages and/or compensation of employees or former employees of Owner, or any severance or termination benefits of such employees), or for any other cause in connection with the Entertainment Facility.

(c) Notwithstanding the foregoing, Owner shall not be liable to indemnify and hold the Indemnified Persons harmless from any such liability not covered by insurance which results solely from the proven gross negligence or willful misconduct of the Key Personnel or the Memphis based officers of Harrah's Entertainment, Inc. or its subsidiaries, while present at, and/or specifically directing activities at, the Entertainment Facility.

14.2 Defense. Owner agrees to defend, promptly and diligently, at Owner's expense, any claim, action or proceeding brought against Indemnified Persons or Owner, jointly or severally, arising out of or connected with any of the matters referred to in Article 14.1, and to hold harmless and fully indemnify each Indemnified Person from any judgment, liability, loss or settlement on account thereof. Defense of any such claim shall be accepted within ten (10) days after the date tendered, or if sooner, when the first action in response to any such claim is required. Defense shall be with counsel approved by the Indemnified Person. Failure to accept any tender of a claim in writing within such period shall entitle an Indemnified Person to conduct such defense and/or settle any such matter at Owner's sole cost and expense. The allegation of facts which would excuse Owner's indemnification obligation pursuant to 14.1(c) shall not excuse Owner's defense obligation, and such obligation shall continue until gross negligence or wilful misconduct of the type described in Article 14.1(c) is proven, by final unappealable judgment, to have been the sole cause of liability (in which case Owner shall be entitled to reimbursement from the Indemnified Person of all reasonable attorneys fees and costs incurred in such defense).

                                   ARTICLE 15
             DAMAGE TO AND DESTRUCTION OF THE ENTERTAINMENT FACILITY

15.1 Obligation to Restore. At its cost, Owner agrees, subject to the provisions of this Article 15, to repair, restore, rebuild or replace any damage to, or impairment or destruction of, the Entertainment Facility from fire or other casualty.

15.2 Termination Option. In the event the Building shall be destroyed or substantially destroyed during the term of this Agreement by fire or other casualty and Owner shall have maintained insurance as required by Article 13 of this Agreement and shall not have committed or omitted or suffered any other to commit or omit any act or omission resulting in any denial of coverage or payment thereunder, then Owner shall have the right and option, upon notice served upon the Manager within sixty (60) days after such fire or other casualty, to terminate this Agreement. In the event of any such permitted termination by Owner, Manager shall not be entitled to receive from Owner damages described in Article 17.2, but shall be paid any other amounts due or owing with respect to events occurring prior to or in connection with termination of this Agreement (and Owner's obligations with regard thereto shall survive such termination). If this Agreement is so terminated and the Entertainment Facility is, at any time within the five (5) year period following such casualty, nonetheless reconstructed and/or repaired by Owner for use as an Entertainment Facility (including a hotel), Manager shall have the option to re-institute this Agreement as to the reconstructed or repaired Entertainment Facility for the unexpired portion of the Term.

     If Owner fails to serve such notice within the time aforesaid, or if Owner shall not have maintained adequate insurance as required by Article 13 or shall have caused or suffered to occur

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any commission or omission resulting in any denial of coverage or payment, Owner shall be obligated, at its cost, to repair, restore, rebuild or replace such damage, impairment or destruction.

     If Owner, for any reason, fails to complete any obligatory repair, restoration, rebuilding or replacement in a continuous and expeditious manner after the proceeds of insurance in respect of the fire or other casualty are made available by the insurer, Manager may, at its election, terminate this Agreement due to Owner's default, and collect the damages provided in Article 17.2, by delivery of written notice to Owner and without any other notice or opportunity by Owner to cure such default.

                                   ARTICLE 16
                                  CONDEMNATION

16.1 Termination. If the whole of the Entertainment Facility shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in Owner's opinion (noticed to Manager in writing on or before the effective date of such condemnation), to use the remaining portion as an Entertainment Facility (including the hotel) for the use made immediately preceding such taking or condemnation, then, in either of such events, this Agreement shall cease and terminate as of the date of such taking or condemnation. Manager shall not, in such event, be entitled to receive the damages provided in Article 17.2 of this Agreement, but shall be paid any other amounts due or owing to Manager with respect to events occurring prior to or in connection with termination of this Agreement (and Owner's obligations with regard thereto shall survive termination).

     To the extent not theretofore paid by Owner, any amounts due and owing to Manager with respect to events occurring prior to or in connection with the termination of this Agreement, shall be paid from the first proceeds of any award for such condemnation. Should any such award be inadequate, applied to reduction of any debt encumbering the Entertainment Facility, or otherwise applied to other purposes, Owner's obligation to pay amounts due Manager shall continue unabated and shall not be limited to the amount of the award made available to Owner.

     If this Agreement is so terminated, and the Entertainment Facility is nonetheless reconfigured and/or reconstructed by Owner, at any time within the five (5) year period following such taking or condemnation, Manager shall have the option to reinstate this Agreement as to the restored Entertainment Facility for the unexpired portion of the Term.

16.2 Restoration and Continuation. If only a part of the Entertainment
Facility is taken or condemned, and the taking or condemnation of such part does not make it unreasonable or imprudent, in the opinion of Owner (noticed to Manager in writing on or before the effective date of such condemnation), to operate the remainder as an Entertainment Facility (including the hotel), this Agreement shall not terminate. Out of any award to Owner, so much thereof as shall be reasonably necessary to reconstruct the Entertainment Facility, or any part thereof, or to reconfigure the Entertainment Facility, or any part thereof, so as to render the Entertainment Facility (including the hotel) a complete and satisfactory architectural unit of the same size and class as it was immediately preceding the taking or condemnation shall be made available for that purpose. The balance of the award, if any, after deduction of bona fide costs of restoration by Owner, and any sums then due Manager, shall be fairly and equitably apportioned between Owner and Manager so as to compensate Owner and Manager for any loss of income resulting or to result from the taking or condemnation.

         Failure of Owner to effect repair and restoration of the Entertainment Facility in a continuous and expeditious manner after the award of the condemnor is made available in respect of any partial condemnation which Owner has not deemed sufficient to render further operation of the Entertainment Facility unreasonable or imprudent, shall be an Event of Default entitling Manager to terminate this Agreement and collect the damages provided in Article 17.2 without further notice or opportunity by Owner to cure such default.

                                   ARTICLE 17
                             DEFAULT AND TERMINATION

17.1 Events of Default. It shall be an event of default hereunder (an "Event of Default") if any one or more of the following events shall occur:

(a) if there should occur a breach, default or noncompliance by a party hereto with any covenants, obligations or agreements to be performed by a party under this

     Agreement (except for matters described in Article 17.1(c) and (d)), followed by written notice of such breach, default or non-compliance from the Non-Defaulting Party to such Defaulting Party and failure of such Defaulting Party to remedy or correct such breach, default or non-compliance within thirty (30) days after receipt of such notice, provided that, if such breach, default or non-compliance is other than payment of money, failure to insure, or violation of Article 21.1 and 21.2, and is also of a nature such that it cannot reasonably be cured within such thirty (30) day period, then an Event of Default shall not be deemed to have occurred for so long as the Defaulting Party commences the curing of such default within such thirty (30) day period, pursues the completion thereof with diligence and continuity, and completes such cure within ninety (90) days of such notice; or,

(b) if Owner should fail to effect any required reconstruction of the Building following casualty or partial condemnation, as and within the time provided in Articles 15 and 16 of this Agreement;

(c)  if:

     (i) a party shall voluntarily or involuntarily be dissolved; apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; file a voluntary petition in bankruptcy (or have filed against it any such petition which shall not have been dismissed within sixty (60) days after filing) or otherwise seek protection of state laws for the relief of debtors; admit in writing its inability to pay its debts as they become due; make a general assignment for the benefit of creditors; file a petition (or have filed against it any such petition which shall not have been dismissed within sixty (60) days after filing) or an answer seeking to be reorganized or arrangement with creditors or to take advantage of any insolvency law or file an answer admitting the material allegations of any petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

     (ii) an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of any one or more creditors of such party, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of its assets, and such order, judgment or decree shall become final; or

    (iii) a party shall be directly or indirectly owned or controlled by another company or entity and an event described in Sub-article (c)(i) or (ii) shall occur with respect to any company or entity owning or controlling such party; or

(d) (i) if Owner passes title to the Entertainment Facility or any part thereof in lieu of foreclosure of any lien or other security interest in the Entertainment Facility; or

     (ii) if an action to foreclose any mortgage, deed of trust or other security interest in the Entertainment Facility or any part thereof is instituted against Owner and is not discharged or dismissed within thirty (30) days thereafter.

     The party responsible for the occurrence of an Event of Default or on account of whom an Event of Default shall have occurred shall be called the Defaulting Party. The remaining party, as to such Event of Default, shall be called the Non-Defaulting Party.

     The waiver of any one Event of Default shall not be construed as the waiver of any other Event of Default. No waiver shall be effective unless embodied in a writing signed by the Non-Defaulting Party.

17.2     Termination/Damages

     (a) If an Event of Default occurs and has not been cured within any cure period allowed above, this Agreement shall terminate at the election of the Non-Defaulting Party. Notice of termination or suit for specific performance, as appropriate, may be given or commenced at any time after expiration of the applicable cure period, if any, and prior to the curing of such Event of Default, and any termination shall be effective as of the date specified in such notice of termination, which such date shall be not less than ten
          (10) and not more than forty five (45) days after the date of such notice. Owner's and Manager's indemnification and defense obligations and Owner's obligation to maintain insurance after termination (with respect to occurrences before termination) and to pay for all costs of operating the Entertainment Facility prior to or in connection with termination shall be in addition to and shall survive termination of this Agreement and payment of damages therefor.

     (b) If this Agreement is terminated as a result of an Event of Default by Owner, then:

          (i) if such Event of Default was caused: (A) solely by the act or omission of Harrah's (Maryland) as partner of Owner or lessee of an Operating Lease; or (B) the joint act or omission of Harrah's (Maryland) and Players or a Players' Affiliate as co-partners of Owner; or (C) by a title matter that was not created or after the date hereof suffered by Owner; or (D) by a failure of Owner to secure the Licenses and Permits required to construct or operate the Entertainment Facility, then Manager shall be entitled to no remedy other than termination or suit for specific performance as provided in Article 17.2(a).

          (ii) if such Event of Default was caused solely by the act or omission of Players or a Players' Affiliate, as partner of Owner or lessee of an Operating Lease, then it is the intent of the parties that the remedies under the Owner's Partnership Agreement may be invoked by Harrah's (Maryland) and that Manager shall receive from Players, damages for such Event of Default (which may be directly enforced or offset by Harrah's (Maryland) against the Appraisal Buyout Price paid by Harrah's (Maryland) under Section 25 of Owner's Partnership Agreement) equal to: (i) the average annual Management Fees earned by Manager under this Agreement over the two (2) twelve (12) full Fiscal Month periods preceding termination or, prior to the twenty-fifth (25th) full Fiscal Month following the Opening Date, (ii) Two Hundred Eighty-Five Thousand Dollars ($285,000). If Manager's Affiliate elects the Buy/Sell remedy under Section 26 of Owner's Partnership Agreement, it is the intent of the parties that (i) if Harrah's (Maryland) shall be the purchaser, Harrah's (Maryland) shall be entitled to offset against the Buy/Sell Price the damages above specified; and (ii) if Harrah's (Maryland) shall be the seller, the Fair Market Value of the Management Agreement, which must be purchased by Players will equal the damages above specified.

(c) If there is an Event of Default by Manager, there shall be no remedy against Manager other than termination of this Agreement without damages or suit for specific performance.

                                   ARTICLE 18
                                     NOTICES

18.1 Procedure. All notices or other communications provided for in this Agreement shall be in writing and shall be personally served, sent by Federal Express or comparable express courier, or sent by postage prepaid certified mail to the following addresses until such time as written notice, as provided hereby, of a change of address with a new address to be used thereafter is delivered the other party:


                  Owner:     Riverside Joint Venture
                             Players International, Inc.
                             2900 Paradise Road, Suite 135
                             Las Vegas, NV 89109

                  Manager: Harrah's Maryland Heights Operating Company 1023 Cherry Road
                             Memphis, TN  38117
                             Attn: General Counsel

     Such notice shall be effective upon receipt.

                                   ARTICLE 19
                   RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

19.1 Relationship. Manager and Owner shall not, by virtue of this Agreement, be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

19.2 Contractual Authority. Manager is authorized to make, enter into and perform in the name of, for the account of, on behalf of and at the expense of Owner any contracts and agreements deemed necessary by Manager to carry out and place in effect the terms and conditions of this Agreement. Manager shall contract in a commercially reasonable manner; however, Manager shall not be obligated to obtain Owner's approval of individual contracts or agreements unless otherwise expressly provided in this Agreement.

19.3 Further Actions. Owner agrees to execute all contracts, agreements and documents and to take all actions reasonably necessary (unless another standard is provided) to comply with the provisions of this Agreement and the intent hereof.

                                   ARTICLE 20
                         APPLICABLE LAW AND ARBITRATION

20.1 Scope. The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of Missouri. If any court or appropriate judicial authority shall hold or declare that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the law of that jurisdiction. If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by law.

20.2 Arbitration

     20.2.1 Matters Subject to Arbitration. In case of a dispute with respect to any of the following matters, either party may submit such matter to arbitration which shall be conducted by the Accountants:

     (a) computation of (but not entitlement to) the Management Fees, Service Fees or damages payable under Article 17.2(b);

     (b) modifications to an Annual Plan or Operating Budget requested by Manager;

     (c)  results of any audit by Owner's Accountant;

     (d) adjustment of any amounts required to be adjusted to reflect changes in the Index;

     (e) determination of whether, and to what extent, Manager has operated the Entertainment Facility at a cost that entitles it to Incentive Management Fee, including, without limitation, any disagreement over:
          (i) the allocation of budgeted Operating Costs to any portion of a Fiscal Year; or (ii) the amount of Operating Cost Savings;

     (f) determination of the amount of additional employees (and resulting increase in Compensation) and Administrative Service Fee reasonably chargeable to Owner by reason of a termination of sharing of Shared Employees.

     The decision of the Accountants shall be binding on the parties.

     20.2.2 The Accountants. The Accountants shall be one of three firms of certified public accountants of recognized standing in the casino-hotel industry. Until otherwise agreed by the parties, the Accountants shall be one of Deloitte & Touche, Coopers & Lybrand, and KPMG Peat Marwick. The party desiring to submit any matter to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of one of the three firms of accountants designated above. The party receiving such notice shall, within fifteen (15) days after receipt of such notice, either approve such choice or designate one of the remaining two firms by written notice back to the first party, and the first party shall, within fifteen (15) days after receipt of such notice, either approve such choice or disapprove the same. For so long as Players is a Partner of Owner and not in default under Owner's Partnership Agreement, the accounting firm representing the Owner shall be chosen by Players. If both parties shall have approved one of the three firms designated above, then such firm shall be the Accountants for the purpose of arbitrating the dispute; otherwise the third firm, which was not designated by either party shall be the Accountants for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described in Article 20.2.3 within thirty (30) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party.

     20.2.3 Arbitration Procedures. In all arbitration proceedings submitted to the Accountants, the Accountants shall be required to agree upon and approve the substantive position advocated by Owner or Manager with respect to each disputed item. Any decision rendered by the Accountants that does not adopt the substantive position advocated by Owner or Manager shall be beyond the scope of authority granted to the Accountants and consequently may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act as adopted in the State of Missouri, except to the extent the provisions of such Act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted at the Entertainment Facility. Arbitration of any dispute over an expenditure within a proposed Annual Plan or any revision thereof for goods and services that Manager determines to be necessary for compliance with Harrah's Operational Standards shall be limited to whether the proposed expenditure is reasonable, considering the cost for which goods or services meeting Harrah's Operational Standards may be obtained in the St. Louis, Missouri market (or, in the case of specialized goods or services, the applicable market for such goods or services). The substance of Harrah's Operational Standards or Manager's determination of the manner of their implementation shall not be arbitrated but shall remain within the sole discretion of the Manager and its Affiliates.

                                   ARTICLE 21
                             SUCCESSORS AND ASSIGNS

21.1 Assignment by Manager. Any act of, or with respect to, Manager that would constitute a "Transfer" within the meaning of Owner's Partnership Agreement, shall constitute an assignment hereunder. Owner's consent shall not be required for Manager to assign any of its obligations or interests as Manager hereunder to any Manager Affiliate or to any party who is a permitted transferee (or wholly owned affiliate of such transferee) of the Project Property held by Harrah's (Maryland) under Owner's Partnership Agreement, provided that any such assignee is bound by the terms and conditions of this Agreement. Owner's advance written consent shall be required for any other assignment of the obligations of Manager under this Agreement, except for transactions which are excluded from the definition of "Transfer" in Section
4.125 of Owner's Partnership Agreement. Manager shall be released from liability hereunder upon the conclusion of any permitted assignment.

     Manager may, further, at all times without obtaining any consent from Owner, assign, pledge, encumber and/or hypothecate all of Manager's rights, fees (earned and unearned), interest in insurance, condemnation awards, indemnities and other proceeds as security for a loan, and, in any such case, the assignee shall hold and be entitled to enforce such rights and receive such fees and/or payments without counterclaim, defense or setoff by Owner, Owner agreeing to look solely to Manager and not to any such assignee in regard to any claim which it may have under this Agreement. Notwithstanding the foregoing, Owner shall have no obligation to assure the payment to any such assignee, of any amounts received by Manager from the Entertainment Facility. Nothing herein shall impair Owner's right to terminate the Agreement as provided herein.

21.2 Assignment or Transfer of Title by Owner. Any Transfer of Project
Property or any interest in a Holding Entity (as such terms are defined in Owner's Partnership Agreement) by Players in violation of Owner's Partnership Agreement shall be an Event of Default under this Agreement entitling Manager to terminate this Agreement and receive damages from Players specified in Section
17.2. Any Transfer of Project Property or any interest in a Holding Entity (as such terms are defined in Owner's Partnership Agreement) by Harrah's (Maryland) in violation of Owner's Partnership Agreement shall be an Event of Default under this Agreement entitling Owner to terminate this Agreement. Any Transfer of the Entertainment Facility by Owner without the advance written approval of Manager shall entitle Manager to terminate this Agreement by notice to Owner but not to collect damages from Owner. Any transferee of the Entertainment Facility shall, by acceptance of title, be deemed to have assumed all obligations of Owner under this Agreement and shall deliver a written agreement so evidencing, upon demand, in form satisfactory to Manager.

No transfer of any legal or beneficial interest in the Entertainment
Facility shall relieve Owner or Players of its obligations under this Agreement.

21.3 Binding Effect. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors in interest and the permitted assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, sale, pledge, encumbrance, mortgage, lease or sublease by or through Owner in violation of the provisions of this Agreement shall vest any rights under this Agreement in the assignee, transferee, purchaser, secured party, mortgagee, pledgee, lessee, sublessee or occupant.

                                   ARTICLE 22
                             SHORT FORM OF AGREEMENT

22.1 Memorandum of Agreement. On the Effective Date, Owner and Manager shall execute, acknowledge and record a Short Form of this Agreement in the public records for the County of St. Louis, Missouri, in the form attached as Exhibit E.

                                   ARTICLE 23
                                  FORCE MAJEURE

23.1 Operation of Entertainment Facility. If it becomes necessary, in Manager's opinion, to cease operation of the Entertainment Facility because of an Emergency, then, in such event, Manager may close and cease operation of all or part of the Entertainment Facility, reopening and commencing operation when Manager deems in good faith that such Emergency has ended, provided that the Term has not theretofore expired. Manager shall have no obligation to reopen the Entertainment Facility if there shall be less than ninety (90) days remaining unexpired in the Term at the time of such event.

     Manager shall also be entitled, in the event of any labor organizational activity, picketing or unrest, to designate specific entrances to the Entertainment Facility as separate entrances for each of the separate businesses conducted on Excursion Gambling Boats and the Entertainment Facility in order to avoid tainting all entrances to the Entertainment Facility and harm to the operation of the businesses that are not the target of such activity.

23.2 Extension of Time. It is further understood and agreed that, with respect to any obligation to be performed under this Agreement by a party during the Term (except for defaults in the nature of failure to make any required payment or maintain required insurance, or transfer or assignment in violation of Article 21.2), such party shall not be in default for failure so to do when and only for so long as such performance is prevented by any force majeure cause beyond the reasonable control of such party such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. Notwithstanding the foregoing, a failure by Owner to perform Owner's obligations due to a lack of finances or due to a strike, lockout or failure of supply caused by the wrongful act or omission of Owner, or its partners, or their affiliates that operate the Excursion Gambling Boats or Excursion Gambling Boat Support Facilities, shall not be deemed to be a cause beyond Owner's reasonable control. The time within which such obligation shall be performed may be extended only for a period equivalent to the delay caused by such force majeure.

                                   ARTICLE 24
                                   TERMINATION

24.1 Surviving Obligations. In the event of any termination or expiration of this Agreement, Owner shall remain liable to pay all fees and other amounts due to Manager for periods through termination, to maintain insurance for the benefit of and indemnify Manager with respect to all occurrences before termination, and to reimburse Manager for all expenses incurred by Manager before or in connection with such termination or expiration. Manager's indemnity obligations shall also survive termination or expiration of this Agreement.

24.2 Termination/Expiration. In connection with the expiration and/or termination of this Agreement:

     (a)  Manager shall:

          (i) deliver possession of the Entertainment Facility to Owner or Owner's designated agents or employees subject to rights of all parties in possession, in "as is" condition, without recourse or any warranty whatsoever;

          (ii) deliver to Owner any written Operating Agreements with respect to the Entertainment Facility which have not theretofore been delivered to Owner;

         (iii) prepare and furnish to Owner a list of guest room reservations for the hotel within the Entertainment Facility and a list (with copies) of all room allocation and Entertainment Facility service agreements for the Entertainment Facility (which have not theretofore been furnished to Owner) for all periods after expiration or termination;

          (iv) advise all Entertainment Facility purveyors by mail of the change of control of the Entertainment Facility;

          (v) permit Owner to have an observer at the Entertainment Facility to coordinate the turnover of Entertainment Facility operations for a period of seven (7) days prior to expiration or termination, provided that such observer shall not participate in the operation or management of the Entertainment Facility, give any direction to or contact any Entertainment Facility employee or otherwise interfere with Manager's operation of the Entertainment Facility, as determined by Manager's general manager, in his sole discretion. If such observer shall be deemed by any of Manager's Key Personnel to interfere with Entertainment Facility operations, then such observer may be required to leave the Entertainment Facility immediately upon notice from Manager;

          (vi) deliver to Owner records of the Entertainment Facility pertaining to:

               (1) accounts payable outstanding and unpaid at termination or expiration, provided that Manager shall, to the extent funds are made available therefor by Owner and amounts due are then known, pay all accounts payable through and including the date of expiration or termination;

               (2) accounts receivable outstanding and uncollected at termination or expiration, all of which Owner agrees shall be accounted for by

                    Owner when collected by Owner or Manager as Gross Revenues under this Management Agreement; and

               (3) employees who are hired by Owner and remain at the Entertainment Facility following termination or expiration of the Management Agreement (to the extent the information in such files is not deemed confidential by Manager).

     (vii) After deducting therefrom any amounts due and payable under this Agreement and not theretofore paid, Manager shall disburse the balance, if any, remaining in the Bank Account(s) after termination or expiration of this Agreement to Owner.

(b)  Owner shall be solely responsible for and shall pay all costs of:

     (i) cancelling any Operating Agreements which Owner does not wish to continue after such termination or expiration; or

     (ii) assuming and continuing performance under any such Operating Agreements which Owner desires to retain in effect.

(c) Owner shall, without limiting Owner's obligation as employer, be solely responsible and shall pay for all severance or other termination benefits due any employee of Manager whose services are terminated;

(d) Owner shall, in the event of termination of this Agreement in connection with any termination involving a change of hotel brand identification or affiliation, as of the date of termination or expiration:

     (i) cooperate in the removal of all signage identifying the Entertainment Facility as a Harrah's(R) hotel or containing any Harrah's System Mark and, in the case of any such signage supplied pursuant to an advertising contract (as in the case of billboard advertisements) pay all costs necessary to repaint or otherwise re-identify the Entertainment Facility and remove any Harrah's System Marks from such advertisement;

     (ii) cease use of any Harrah's System Mark at the Entertainment Facility and shall destroy any personal property bearing such designation unless otherwise authorized in writing by Manager;

    (iii) cause the telephone number and all telephone advertisements for the Entertainment Facility to be changed to different telephone numbers to de-identify the Entertainment Facility as a Harrah's(R) hotel; and

     (iv) cooperate with Manager and the supplier thereof to permit the removal of any proprietary system owned by or licensed solely to Manager or Manager's Affiliates at the Entertainment Facility and shall not move or disturb such equipment and shall be solely responsible for any damage to such system for any period after termination or expiration of this Agreement during which the equipment is stored at the Entertainment Facility, provided however, that such equipment shall, subject to force majeure, be removed from the Entertainment Facility within ten (10) days after termination or expiration of this Agreement, and provided further that Owner shall not be responsible for any damage to such equipment caused by the parties effecting its removal.

(e) Owner shall, after termination or expiration, continue to honor all guest room reservations, room allocation agreements, and other advance bookings in accordance with their terms and if requested by the party holding same, cancel any such agreement and refund any deposit made therefore (which has either been delivered or credited by Manager to Owner on termination or expiration of this Agreement or received directly by Owner or its employees, agents or independent contractors), should any such party request cancellation and refund because the Entertainment Facility is no longer a Harrah's(R)hotel; and

(f) Owner shall, without limiting the foregoing, indemnify, defend and hold Manager harmless from and against all loss, cost, claim or damage relating to events arising at the Entertainment Facility or its operation or ownership: (i) before termination

     (except for matters excluded by Article 14.1(c)); and (ii) after termination or expiration of this Agreement, without regard to Article 14.1(c).

The foregoing shall be covenants running with the Entertainment Facility, shall survive termination or expiration of this Agreement, and shall be specifically enforceable by Manager and Owner.

                                   ARTICLE 25
                               GENERAL PROVISIONS

25.1 Authorization. Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

25.2 Interest. Any amount payable to Manager which shall not be paid when due shall accrue interest at the lesser of: (a) the highest legal limit, or (b) eight percent (8%) over the Interest Rate.

25.3 Formalities. Any change to or modification of this Agreement must be in writing signed by both parties hereto. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original. The captions for each Article are intended for convenience only.

25.4 Documents. Throughout the term hereof, Owner shall furnish Manager copies of all documents, as-built plans of the Entertainment Facility, warranties and guaranties, paid property tax and insurance statements, all financing documents (including notes and mortgages) relating to the Entertainment Facility and such other documents pertaining to the Entertainment Facility as Manager shall request.

25.5 Personal Service Contract. This Agreement shall be construed as a personal service contract which may not be assigned by Owner or Owner's representatives in any bankruptcy, receivership, insolvency or similar proceedings.

25.6 Exhibits. All Exhibits referred to in and attached to this Agreement are, by such reference, intended to be incorporated within and made a part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

OWNER:

RIVERSIDE JOINT VENTURE

By:   HARRAH'S MARYLAND HEIGHTS CORPORATION,
      a Nevada corporation, its General Partner

      By: /s/ Martin Boscaccy
          --------------------------------------

      Its: Authorized Representative
          --------------------------------------

By:   PLAYERS MH, L.P., a Missouri limited
      partnership, its General Partner

         By: PLAYERS MARYLAND HEIGHTS, INC.,
              a Missouri corporation, its sole General Partner

               By: /s/ Steven P. Perskie
                   -----------------------------

               Its: Secretary
                    ----------------------------

MANAGER:

HARRAH'S MARYLAND HEIGHTS
OPERATING COMPANY, a Nevada corporation

By: /s/ Martin Boscaccy
    -------------------------------------

Its: Authorized Representative
     ------------------------------------